PLAN OF CONVERSION AND REORGANIZATION OF

TERRITORIAL MUTUAL HOLDING COMPANY, INC.

1.	INTRODUCTION

This Plan of Conversion and Reorganization (this “Plan”) provides for the conversion of Territorial Mutual Holding Company, Inc., a federal mutual holding company (the “Mutual Holding Company”), into the capital stock form of organization. The Mutual Holding Company currently owns 100% of the common stock of Territorial Savings Group, Inc., a federal stock corporation (the “Mid-Tier Holding Company”), which owns 100% of the common stock of Territorial Savings Bank (the “Bank”), a federal stock savings bank that is headquartered in Honolulu, Hawaii. A new stock holding company (the “Holding Company”) will be established as part of the Conversion and will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and issue Common Stock in the Conversion. The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization and to raise capital in the Offering. The Holding Company will offer its Common Stock in the Offering upon the terms and conditions set forth herein. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Common Stock in the Community Offering or the Syndicated Community Offering will be at the sole discretion of the Board of Directors of the Mutual Holding Company and the Holding Company.

The Conversion will have no impact on depositors, borrowers or customers of the Bank. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.

This Plan has been adopted by the Boards of Directors of the Mutual Holding Company, and the Mid-Tier Holding Company and the Bank and will be approved by the Board of the Holding Company. This Plan also must be approved by a majority of the total number of outstanding votes entitled to be cast by Voting Members of the Mutual Holding Company at a Special Meeting of Members to be called for that purpose. The OTS must approve this Plan before it is presented to Voting Members for their approval.

2.	DEFINITIONS

For the purposes of this Plan, the following terms have the following meanings:

Account Holder – Any Person holding a Deposit Account in the Bank.

Acting in Concert – The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-qualified Employee Stock Benefit Plan will not be deemed to be Acting in Concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Affiliate – Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Appraised Value Range – The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of Subscription Shares to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range. The maximum of the Appraisal Value Range may be adjusted by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market or financial conditions or demand for the Common Stock.

Associate – The term Associate when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Mid-Tier Holding Company, Mutual Holding Company, Holding Company, the Bank or a majority-owned subsidiary of any such party) if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any Person who is related by blood or marriage to such Person and who lives in the same home as such Person or who is a Director or Officer of the Mid-Tier Holding Company, MHC, the Bank or the Holding Company, or any of its parents or subsidiaries.

Bank – Territorial Savings Bank, Honolulu, Hawaii.

Common Stock – The common stock, par value $0.01 per share, of the Holding Company. The Common Stock is not insured by the FDIC.

Community – The State of Hawaii.

Community Offering – The offering for sale to certain members of the general public directly by the Holding Company of shares not subscribed for in the Subscription Offering.

Control – (including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Part 574.

Conversion – The conversion and reorganization of the Mutual Holding Company to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering.

Deposit Account – Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

Director – A member of the Board of Directors of the Bank, the Mid-Tier Holding Company, the Holding Company or the Mutual Holding Company, as appropriate in the context.

Eligible Account Holder – Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

Eligibility Record Date – The date for determining Eligible Account Holders of the Bank, which is September 30, 2007.

Employees – All Persons who are employed by the Bank, Mid-Tier Holding Company, Holding Company or Mutual Holding Company.

Employee Plans – Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, including any ESOP and 401(k) Plan.

ESOP – The Bank’s Employee Stock Ownership Plan and related trust.

FDIC – The Federal Deposit Insurance Corporation.

Holding Company – The corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion. Shares of Common Stock will be issued in the Conversion to Participants and others in the Offering.

Independent Appraiser – The independent appraiser retained by the Mutual Holding Company, the Mid-Tier Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Subscription Shares.

Liquidation Account – The interest in the Bank received by Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in the Mutual Holding Company in connection with the Conversion.

Member – Any Person or entity who qualifies as a member of the Mutual Holding Company pursuant to its charter and bylaws.

MHC Merger – The conversion of the Mutual Holding Company into an interim stock savings bank and subsequent merger with and into the Bank, which shall occur immediately prior to completion of the Conversion, as set forth in this Plan.

Mid-Tier Holding Company – Territorial Savings Group, Inc., the federal corporation that owns 100% of the Bank’s Common Stock and any successor thereto.

Mid-Tier Merger – The conversion of the Mid-Tier Holding Company into an interim stock savings bank and subsequent merger with and into the Bank, which shall occur immediately prior to completion of the Conversion, as set forth in this Plan.

Mutual Holding Company – Territorial Mutual Holding Company, the mutual holding company of the Mid-Tier Holding Company.

Offering – The offering and issuance, pursuant to this Plan, of Common Stock in a Subscription Offering, Community Offering or Syndicated Community Offering, as the case may be.

Offering Range – The range of the number of shares of Common Stock offered for sale in the Offering. The Offering Range shall be equal to the Appraised Value Range divided by the Subscription Price.

Officer – Means the chairman of the board, president, vice president, treasurer, secretary, or comptroller of any company, or any other person who participates in its major policy decisions.

Order Form – Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

Other Member – Any person holding a Deposit Account on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder, or any borrower who qualifies as a Voting Member.

OTS – The Office of Thrift Supervision, a division of the United States Department of Treasury.

Participant – Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder, or Other Member.

Person – An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan – This Plan of Conversion and Reorganization of the Mutual Holding Company as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus – The one or more documents used in offering the Subscription Shares.

Qualifying Deposit – The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

Resident – Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall determine residency under this provision. To the extent a person is a personal benefit plan or trustees, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans or trusts, the circumstances of the trustee shall be examined for purposes of this definition. The Mutual Holding Company and Holding Company may utilize deposit or loan records of the Bank or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Mutual Holding Company and Holding Company. A Participant must be a “Resident” for purposes of determining whether such person “resides” in the Community as such term is used in this Plan.

SEC – The Securities and Exchange Commission.

Special Meeting of Members – The special meeting of Voting Members, and any adjournments thereof, held to consider and vote upon this Plan.

Subscription Offering – The offering of Subscription Shares to Participants.

Subscription Price – The price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.

Subscription Shares – Shares of Common Stock offered for sale in the Offering.

Supplemental Eligible Account Holder – Any Person, other than Directors and Officers of the Bank MHC and the Mid-Tier Holding Company and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

Supplemental Eligibility Record Date – The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding OTS approval of the application for conversion.

Syndicated Community Offering – The offering of Subscription Shares, at the sole discretion of the Holding Company, following commencement of the Subscription Offering through a syndicate of broker-dealers.

Tax-Qualified Employee Stock Benefit Plan – Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code of 1986, as amended. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirements. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan that is not so qualified.

Voting Member – Any Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Mutual Holding Company pursuant to its charter and bylaws.

Voting Record Date – The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Members.

3.	PROCEDURES FOR CONVERSION

A. After approval of this Plan by the Boards of Directors of the Mutual Holding Company and Holding Company, this Plan together with all other requisite material shall be submitted to the OTS for approval. Notice of the adoption of this Plan by the Boards of Directors of the Mutual Holding Company and Holding Company and the submission of this Plan to the OTS for approval will, as required by applicable regulation, be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of this Plan will be made available at each office of the Bank for inspection by depositors. The Mutual Holding Company and Holding Company also will publish a notice of the filing with the OTS of an application to convert in accordance with the provisions of this Plan, and as required by applicable regulation.

B. Following approval of this Plan by the OTS, this Plan will be submitted to a vote of the Voting Members at the Special Meeting of Members. The Mutual Holding Company will mail to all Voting Members, at their last known address appearing on the records of the Bank, a proxy statement in either long or summary form describing this Plan, which will be submitted to a vote of Voting Members at the Special Meeting of Members. The Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares. Upon approval of this Plan by a majority of the total number of votes entitled to be cast by Voting Members, the Holding Company and Mutual Holding Company will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion and Offering. The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

C. The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations, including mergers of the Mutual Holding Company and Mid-Tier Holding Company into the Bank followed immediately by the closing of the sale of Subscription Shares. The choice of which method to use to effect the Conversion will be made by the Board of Directors of the Mutual Holding Company immediately prior to the closing of the Conversion. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Directors of the Mutual Holding Company and Holding Company, and applicable federal and state regulations and policy. Approval of this Plan by Voting Members also shall constitute approval of each of the transactions necessary to implement this Plan.

(1)	The Bank will establish the Holding Company as a stock corporation.

(2)	The Mid-Tier Holding Company will convert to an interim stock savings bank and merge with and into the Bank (the “Mid-Tier Merger”) with the Bank as the resulting entity pursuant to the Agreement of Merger attached hereto as Exhibit A between the Mid-Tier Holding Company and the Bank, whereby the Mutual Holding Company will receive shares of Bank common stock in exchange for its Mid-Tier Holding Company common stock.

(3)	Immediately after the Mid-Tier Merger, the Mutual Holding Company will convert to an interim stock savings bank and will merge with and into the Bank (the “MHC Merger”) pursuant to the Agreement of Merger attached hereto as Exhibit B between the Mutual Holding Company and the Bank, whereby the shares of Bank common stock held by the Mutual Holding Company will be canceled and each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a Liquidation Account of the Bank in exchange for such person’s interest in the Mutual Holding Company.

(4)	Immediately after the MHC Merger, the Bank will issue 100 shares of its common stock to Holding Company in exchange for at least fifty percent (50%) of the net proceeds raised in the Offering. As a result, the Bank will become a wholly-owned subsidiary of Holding Company.

D. The Holding Company shall register the issuance of the Subscription Shares with the SEC and any appropriate state securities authorities.

E. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and Mutual Holding Company shall be automatically transferred to and vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer. The Holding Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and Mutual Holding Company. The Holding Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and Mutual Holding Company immediately prior to the Conversion, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of the Mid-Tier Holding Company and Mutual Holding Company.

F. The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current offices of the Mutual Holding Company and Mid-Tier Holding Company.

4.	HOLDING COMPANY APPLICATIONS AND APPROVALS

The Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank will take all necessary steps to convert the Mutual Holding Company to stock form, form the Holding Company and complete the Offering. The Mutual Holding Company, Mid-Tier Holding Company, Bank and Holding Company shall make timely applications to the OTS and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

5.	SALE OF SHARES

The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the Proxy Statement for the Special Meeting of Members. The Bank will not extend credit to any Person for the purpose of purchasing shares of Common Stock.

Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering or Syndicated Community Offering. The Community Offering and Syndicated Community Offering may begin at any time after commencement of or concurrent with the Subscription Offering and the Community Offering must be completed within 45 days after completion of the Subscription Offering unless extended by the Mutual Holding Company and the Holding Company with any required regulatory approval.

Any shares of Common Stock sold in a Community Offering or Syndicated Community Offering, or in any other manner permitted by the Office of Thrift Supervision that will achieve the widest distribution of the Common Stock. The Syndicated Community may be conducted in addition to, or instead of, a Community Offering. The issuance of Common Stock in any Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Common Stock in the Syndicated Community Offering is consummated and only if the required minimum number of shares of Common Stock has been issued.

6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The total number of shares, or a range thereof, of Subscription Shares to be offered for sale in the Offering will be determined jointly by the Boards of Directors of the Mutual Holding Company and the Holding Company immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range divided by the Subscription Price. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the OTS, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the Common Stock. The number of Subscription Shares issued in the Offering will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price.

In the event that the Subscription Price multiplied by the number of Subscription Shares to be issued in the Offering is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Holding Company and the Mutual Holding Company shall establish, if all required regulatory approvals are obtained.

Notwithstanding the foregoing, Subscription Shares will not be issued unless, prior to the consummation of the Offering, the Independent Appraiser confirms to the Bank, the Mutual Holding Company, the Holding Company and OTS, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of Subscription Shares to be issued in the Offering multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, extend, reopen or hold a new Offering, or take such other action as the OTS may permit.

The Common Stock to be issued in the Offering shall be fully paid and non-assessable.

7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the net proceeds of the Offering. The Holding Company believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment and would facilitate the continued expansion through acquisitions of financial service organizations, continued diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Common Stock as permitted by applicable federal and state regulations and policy.

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A. Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 50,000 shares of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the provisions of Section 14.

B. In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on increased deposits during the year before the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the OTS.

9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans of the Holding Company and the Bank shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares issued in the Offering, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Offering. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Mutual Holding Company, Holding Company, Mid-Tier Holding Company, Bank or a majority owned subsidiary of any such entity. Alternatively, if permitted by the OTS, the Employee Plans may purchase all or a portion of such shares in the open market.

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A. Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 50,000 shares of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of shares Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and Employee Plans and to the purchase limitations specified in Section 14.

B. In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

A. Each Other Member shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 50,000 shares of Common Stock or 0.10% of the total number of shares of Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and subject to the purchase limitations specified in Section 14.

B. In the event that such Other Members subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated to Other Members so as to permit each such subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Member has subscribed. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

12.	COMMUNITY OFFERING

If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be issued for sale in the Community Offering through a direct community marketing program which may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Community, and thereafter to cover orders of other members of the general public, so that each Person in such category of the Community Offering may receive the lesser of 100 shares or the number of shares they ordered. In addition, orders received for shares in the Community Offering will be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. The Mutual Holding Company and Holding Company shall use their best efforts consistent with this Plan to distribute Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Mutual Holding Company and Holding Company reserve the right to reject any or all orders, in whole or in part, which are received in the Community Offering. Any Person may purchase up to 50,000 shares of Common Stock in the Community Offering, subject to the purchase limitations specified in Section 14.

13.	SYNDICATED COMMUNITY OFFERING

If feasible, the Board of Directors may determine to offer Subscription Shares not issued in the Subscription Offering or the Community Offering, if any, in a Syndicated Community, subject to such terms, conditions and procedures as may be determined by the Mutual Holding Company or Holding Company, in a manner that will achieve the widest distribution of the Common Stock, subject to the right of the Mutual Holding Company or Holding Company to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to 50,000 shares of Common Stock, subject to the purchase limitations specified in Section 14. Orders received for shares in a Syndicated Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order.

Provided that the Subscription Offering has commenced, the Holding Company may commence the Syndicated Community Offering at any time, provided that the completion of the offer and sale of the Common Stock will be conditioned upon the approval of this Plan by Voting Members.

If for any reason a Syndicated Community Offering of shares of Common Stock not sold in the Subscription Offering or Community Offering if any, cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription Offering or Community Offering or in the Syndicated Community Offering, if possible, the Holding Company will make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the OTS.

14.	LIMITATION ON PURCHASES

The following limitations shall apply to all purchases and issuances of shares of Subscription Shares:

A. The maximum number of Common Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert shall not exceed 100,000 shares of Common Stock, except that the Employee Plans may subscribe for up to 10% of the Common Stock issued in the Offering (including shares issued in the event of an increase in the maximum of the Offering Range of 15%).

B. The maximum number of shares of Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate, shall not exceed 25% of the shares of Common Stock issued in the Offering.

C. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

Depending upon market or financial conditions, the Boards of Directors of the Holding Company and Mutual Holding Company, with the receipt of any required approvals of the OTS and without further approval of Voting Members, may decrease or increase the purchase limitations in this Plan; provided, that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Offering except as provided below. If the Mutual Holding Company or Holding Company increase the maximum purchase limitations, the Mutual Holding Company or Holding Company are only required to resolicit Persons who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of the Mutual Holding Company or Holding Company, resolicit certain other large subscribers. In the event that the maximum purchase limitation is increased to 5% of the shares of Common Stock sold in the Offering, such limitation may be further increased to 9.99% of shares of Common Stock sold in the Offering; provided, that orders for Common Stock exceeding 5% of the shares of Common Stock issued in the Offering shall not exceed in the aggregate 10% of the total shares of Common Stock issued in the Offering. Requests to purchase additional Subscription Shares in the event that the purchase limitation is so increased will be determined by the Boards of Directors of the Mutual Holding Company and Holding Company in their sole discretion.

In the event of an increase in the total number of shares offered in the Subscription Offering due to an increase in the maximum of the Offering Range of up to 15% (the “Adjusted Maximum”), the additional shares may be used to fill the Employee Plans orders before all other orders and then will be allocated in accordance with the priorities set forth in this Plan.

For purposes of this Section 14, (i) Directors, Officers and employees of the Bank, the Mid-Tier Holding Company, the Mutual Holding Company and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.	PAYMENT FOR SUBSCRIPTION SHARES

All payments for Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Offering. Subscription funds will be held in a segregated account at the Bank or, at the discretion of the Bank, at another insured depository institution.

Payment for Common Stock subscribed for shall be made by check, money order or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from the designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Subscription and Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received in check, money order or bank draft will be paid by the Bank at not less than the passbook rate on payments for Common Stock. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.

16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company and Mutual Holding Company has been declared effective by the SEC and the stock offering materials have been approved by the OTS, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered.

Each Order Form will be preceded or accompanied by a Prospectus describing the Holding Company, Mutual Holding Company, Mid-Tier Holding Company, Bank, the Common Stock and the Offering. Each Order Form will contain, among other things, the following:

A. A specified date by which all Order Forms must be received by the Mutual Holding Company or Holding Company, which date shall be not less than 20 days, nor more than 45 days, following the date on which the Order Forms are mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

B. The Subscription Price per share for shares of Common Stock to be sold in the Offering;

C. A description of the minimum and maximum number of Subscription Shares that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offering;

D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such person elects to subscribe and the available alternative methods of payment therefor;

E. An acknowledgment that the recipient of the Order Form has received a final copy of the prospectus prior to execution of the Order Form;

F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Mutual Holding Company or Holding Company within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G. A statement to the effect that the executed Order Form, once received by the Mutual Holding Company or Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

Notwithstanding the above, the Mutual Holding Company or Holding Company reserve the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered by the United States Postal Service, (b) are not received back by the Mutual Holding Company or Holding Company or are received by the Mutual Holding Company or Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, unless waived by the Mutual Holding Company or Holding Company, for the shares of Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Mutual Holding Company or Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Mutual Holding Company or Holding Company may specify. The interpretation of the Mutual Holding Company or Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the OTS.

18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Mutual Holding Company and Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country; or in a State of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT

At the time of the MHC Merger, a Liquidation Account shall be established at the Bank in an amount equal to the Mutual Holding Company’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering. Following the Conversion, the Liquidation Account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided.

In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any liquidation distribution may be made to any holders of the Bank’s capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Account Holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

If, at the close of business on any December 31 annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below (i) the amount required for the Liquidation Account; or (ii) the regulatory capital requirements of the Bank.

20.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

21.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

A. All shares of Common Stock purchased by Directors or Officers of the Holding Company Bank, Mid-Tier Holding Company and Mutual Holding Company in the Offering shall be subject to the restriction that, except as provided in this Section 21 or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

B. The restriction on disposition of Subscription Shares set forth above in this Section 21 shall not apply to the following:

(1)	Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate federal regulatory agency; and

(2)	Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

C. With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

(1)	Each certificate representing shares restricted by this section shall bear a legend prominently stamped on its face giving notice of the restriction;

(2)	Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

(3)	Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

22.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

23.	TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

24.	REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Offering pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement that registration be maintained for three years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Common Stock and to list those securities on a national or regional securities exchange or the Nasdaq Stock Market.

25.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, Holding Company or Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Mutual Holding Company, Mid-Tier Holding Company, Holding Company or Bank, or the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

26.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A. The Holding Company and Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Offering, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B. The Holding Company and Bank are authorized to enter into employment agreements and change in control with their executive officers.

C. The Holding Company and Bank are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to any applicable requirements of federal regulations.

27.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

A.	(1)	The charter of the Bank shall contain a provision stipulating that no person, except the Holding Company, for a period of five years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank, without the prior written approval of the OTS. In addition, such charter shall also provide that for a period of five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of Directors.

	(2)	For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank without the prior written consent of the OTS.

B. The Articles of Incorporation of the Holding Company shall contain a provision stipulating that in no event shall any record owner of any outstanding shares of Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the Articles of Incorporation and Bylaws of the Holding Company may contain provisions which prohibit cumulative voting for the election of directors and provide for staggered terms of the directors, impose certain requirements for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

C. For the purposes of this section:

(1)	The term “person” includes an individual, a firm, a corporation or other entity;

(2)	The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)1.

28.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A. The Holding Company shall comply with any applicable law or regulation in the repurchase of any shares of its capital stock following consummation of the Conversion.

B. The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account, or (ii) the federal or state regulatory capital requirements.

29.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The Effective Date of the Conversion shall be the date upon which the Articles of Combination (or similar documents) shall be filed with OTS with respect to the MHC Merger and the Mid-Tier Merger. The Articles of Combination shall be filed after all requisite regulatory and depositor approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The Closing of the sale of all shares of Common Stock sold in the Offering shall occur simultaneously on the effective date of the Closing.

30.	EXPENSES OF CONVERSION

The Mutual Holding Company, the Mid-Tier Holding Company, the Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses are reasonable.

31.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the OTS or otherwise at any time prior to solicitation of proxies from Voting Members to vote on this Plan by the Board of Directors of the Mutual Holding Company, and at any time thereafter by the Board of Directors of the Mutual Holding Company with the concurrence of the OTS. Any amendment to this Plan made after approval by Voting Members with the approval of the OTS shall not require further approval by Voting Members unless otherwise required by the OTS. The Board of Directors of the Mutual Holding Company may terminate this Plan at any time prior to the Special Meeting of Members to vote on this Plan, and at any time thereafter with the concurrence of the OTS.

By adopting this Plan, Voting Members of the Mutual Holding Company authorize the Board of Directors of the Mutual Holding Company to amend or terminate this Plan under the circumstances set forth in this Section 31.

32.	CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A. Prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, or the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 25 hereof;

B. The issuance of the Subscription Shares offered in the Offering; and

C. The completion of the Conversion within the time period specified in Section 3 of this Plan.

33.	INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Mutual Holding Company shall be final, subject to the authority of the OTS.

Dated: November 4, 2008, as amended December 22, 2008

EXHIBIT A

AGREEMENT OF MERGER BETWEEN

TERRITORIAL SAVINGS GROUP, INC.,

TERRITORIAL FEDERAL INTERIM BANK I,

AND TERRITORIAL SAVINGS BANK

FORM OF

AGREEMENT OF MERGER BETWEEN

TERRITORIAL SAVINGS GROUP, INC.,

TERRITORIAL FEDERAL INTERIM BANK I, AND

TERRITORIAL FEDERAL SAVINGS BANK

THIS AGREEMENT OF MERGER (the “Mid-Tier Merger Agreement”) dated as of                     , 2009, is made by and between Territorial Savings Group, Inc., a federal corporation (the “Mid-Tier Holding Company”), Territorial Savings Bank, a federal savings bank (the “Bank”), and Territorial Federal Interim Bank I, an interim federal savings bank (“Interim I”).

RECITALS:

1. The Mid-Tier Holding Company is a federal corporation that owns 100% of the common stock of the Bank.

2. Contemporaneously with the transactions contemplated by this Mid-Tier Merger Agreement, the Mid-Tier Holding Company will exchange its charter for that of Interim I, and Interim I will merge with and into the Bank with the Bank as the surviving entity.

3. At least two-thirds of the members of the boards of directors of the Bank and the Mid-Tier Holding Company have approved this Mid-Tier Merger Agreement whereby Interim I shall be merged with and into the Bank with the Bank as the surviving or resulting institution (the “Mid-Tier Merger”), and have authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the Effective Date of the Mid-Tier Merger, (i) the Mid-Tier Holding Company will exchange its charter for that of Interim I, and will merge with and into the Bank with the Bank as the resulting entity (the “Resulting Institution”), and (ii) the Mutual Holding Company shall receive shares of Bank common stock in exchange for its Mid-Tier Holding Company common stock.

2. Effective Date. The Mid-Tier Merger shall not be effective until and unless (i) the Mid-Tier Merger is approved by the Office of Thrift Supervision (the “OTS”) after approval by at least two-thirds of the outstanding common stock of the Mid-Tier Holding Company and of the Bank, (ii) the Plan is approved by a majority of the total outstanding votes held by Voting Members, and (iii) the Articles of Combination shall have been filed with the OTS with respect to the Mid-Tier Merger. Approval of the Plan by the Voting Members shall constitute approval of the Mid-Tier Merger Agreement by the Voting Members. Approval of the Plan by the sole stockholder of the Mid-Tier Holding Company and by the sole stockholder of the Bank shall constitute approval of the Mid-Tier Merger Agreement by such stockholder.

3. Name. The name of the Resulting Institution shall be Territorial Savings Bank.

4. Offices. The main banking office of the Resulting Institution shall be 1132 Bishop Street, Suite 2200, Honolulu, Hawaii 96813. The branch offices of the Bank that were in lawful operation prior to the Mid-Tier Merger shall be operated as branch offices of the Resulting Institution.

5. Directors and Officers. The directors and officers of the Bank immediately prior to the Effective Date shall be the directors and officers of the Resulting Institution after the Effective Date.

6. Rights and Duties of the Resulting Institution. At the Effective Date, the Mid-Tier Holding Company shall convert to Interim I, which shall be merged with and into the Bank with the Bank as the Resulting Institution. The business of the Resulting Institution shall be that of a federal savings bank as provided in its Charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company, the Bank and Interim I shall be transferred automatically to and vested in the Resulting Institution by virtue of the Mid-Tier Merger without any deed or other document of transfer. The Resulting Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Bank, the Mid-Tier Holding Company and Interim I. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company, the Bank and Interim I immediately prior to the Mid-Tier Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company, the Bank and Interim I, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company, the Bank and Interim I. The stockholders of the Bank shall possess all voting rights with respect to the shares of stock of Interim I and the Mid-Tier Holding Company. All rights of creditors and other obligees and all liens on property of the Bank, the Mid-Tier Holding Company and Interim I shall be preserved and shall not be released or impaired.

7. Other Terms. All terms used in this Mid-Tier Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Mid-Tier Merger Agreement and the Conversion.

A-2

IN WITNESS WHEREOF, the Mid-Tier Holding Company, Interim I and the Bank have caused this Mid-Tier Merger Agreement to be executed as of the date first above written.

Territorial Savings Group, Inc.
(a federal corporation)

ATTEST:

By:
Vernon Hirata, Corporate Secretary		Allan S. Kitagawa, Chairman of the Board, President and Chief Executive Officer

Territorial Savings Bank
(a federal savings bank)

ATTEST:

By:
Vernon Hirata, Corporate Secretary		Allan S. Kitagawa, Chairman of the Board, President and Chief Executive Officer

ATTEST:		Territorial Federal Interim Bank I
(an interim federal savings bank)

By:
Vernon Hirata, Corporate Secretary		Allan S. Kitagawa, Chairman of the Board, President and Chief Executive Officer

A-3

EXHIBIT B

AGREEMENT OF MERGER BETWEEN

TERRITORIAL MUTUAL HOLDING COMPANY

TERRITORIAL FEDERAL INTERIM BANK II, AND TERRITORIAL SAVINGS BANK

EXHIBIT B

FORM OF

AGREEMENT OF MERGER BETWEEN

TERRITORIAL MUTUAL HOLDING COMPANY,

TERRITORIAL FEDERAL INTERIM BANK II, AND TERRITORIAL SAVINGS BANK

THIS AGREEMENT OF MERGER (the “MHC Merger Agreement”), dated as of                     , 2009, is made by and between Territorial Mutual Holding Company, a federal corporation (the “Mutual Holding Company”), Territorial Savings Bank, a federal savings bank (the “Bank”), and Territorial Federal Interim Bank II, an interim federal savings bank (“Interim II”).

RECITALS:

1. The Mutual Holding Company is a federal corporation that owns all of the common stock of the Bank as a result of the merger of Territorial Savings Group, Inc., a federal corporation, into the Bank (the “Mid-Tier Merger”) immediately prior to the merger provided for in this MHC Merger Agreement.

2. Contemporaneously with the transactions contemplated by this MHC Merger Agreement, the Mutual Holding Company will exchange its charter for that of Interim II and Interim II will merge with and into the Bank with the Bank as the resulting entity.

3. At least two-thirds of the members of the boards of directors of the Bank and the Mutual Holding Company have approved this MHC Merger Agreement whereby Interim II will be merged with and into the Bank with the Bank as the surviving or resulting institution (the “MHC Merger”), and authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the Effective Date of the MHC Merger, (i) the Mutual Holding Company shall exchange its charter for that of Interim II, and will merge with and into the Bank with the Bank as the resulting entity (the “Resulting Institution”), whereupon all shares of Bank common stock owned by the Mutual Holding Company shall be canceled. As part of the MHC Merger, each Eligible Account Holder and Supplemental Eligible Account Holder (as defined in the Plan of Conversion and Reorganization (the “Plan”)), shall automatically receive an interest in the Liquidation Account established in the Bank, in exchange for such person’s interest in the Mutual Holding Company as set forth in the Plan.

2. Effective Date. The MHC Merger shall not be effective until and unless it is approved by the Office of Thrift Supervision (the “OTS”) after (i) approval by at least two-thirds of the outstanding common stock of the Bank, (ii) approval by a majority of the total eligible votes of Voting Members, and (iii) the Articles of Combination shall have been filed with the OTS with respect to the MHC Merger. Approval of the Plan by the Voting Members shall constitute approval of the MHC Merger Agreement by the Voting Members. Approval of the Plan by the sole stockholder of the Bank shall constitute approval of the MHC Merger Agreement by such stockholder.

3. Name. The name of the Resulting Institution shall be Territorial Savings Bank

4. Offices. The main banking office of the Resulting Institution shall be 1132 Bishop Street, Suite 2200, Honolulu, Hawaii 96813. The branch offices of the Bank that were in lawful operation prior to the MHC Merger shall be operated as branch offices of the Resulting Institution.

5. Directors and Officers. The directors and officers of the Bank immediately prior to the Effective Date shall be the directors and officers of the Resulting Institution after the Effective Date.

6. Rights and Duties of the Resulting Institution. At the Effective Date, the Mutual Holding Company shall convert to Interim II, which shall be merged with and into the Bank with the Bank as the Resulting Institution. The business of the Resulting Institution shall be that of a federal savings bank as provided in its Charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mutual Holding Company, the Bank and Interim II shall be transferred automatically to and vested in the Resulting Institution by virtue of the MHC Merger without any deed or other document of transfer. The Resulting Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Bank, the Mutual Holding Company and Interim II. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mutual Holding Company, the Bank and Interim II immediately prior to the Merger, including liabilities for all debts, obligations and contracts of the Mutual Holding Company, the Bank and Interim II, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mutual Holding Company, the Bank and Interim II. The stockholders of the Bank shall possess all voting rights with respect to the shares of stock of the Bank. All rights of creditors and other obligees and all liens on property of the Mutual Holding Company, the Bank and Interim II shall be preserved and shall not be released or impaired.

7. Other Terms. All terms used in this MHC Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this MHC Merger Agreement and the Conversion.

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IN WITNESS WHEREOF, the Mutual Holding Company, Interim II and the Bank have caused this MHC Merger Agreement to be executed as of the date first above written.

Territorial Savings Group, Inc.
(a federal corporation)

ATTEST:

By:
Vernon Hirata, Corporate Secretary		Allan S. Kitagawa, Chairman of the Board, President and Chief Executive Officer

Territorial Savings Bank
(a federal savings bank)

ATTEST:

By:
Vernon Hirata, Corporate Secretary		Allan S. Kitagawa, Chairman of the Board, President and Chief Executive Officer

ATTEST:		Territorial Federal Interim Bank II
(an interim federal savings bank)

By:
Vernon Hirata, Corporate Secretary		Allan S. Kitagawa, Chairman of the Board, President and Chief Executive Officer

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